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                                                                   Exhibit 16


Logo  ERNST & YOUNG LLP

                     One Indiana Square                  Phone:   317 681 7000
                     Suite 3400                          Fax:     317 681 7216
                     Indianapolis, Indiana 46204-2094


September 5, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

We have read Item 4 of form 8-K dated September 5, 1996, of Minnesota Power & Light Company and are in agreement with the statements contained in the second and third paragraph on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                            Very truly yours,


                                            Ernst & Young LLP



      Ernst & Young LLP is a member of Ernst & Young International, Ltd.